Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Trustees

Ameriserv Financial 401(k) Profit Sharing Plan

Johnstown, Pennsylvania

We hereby consent to the inclusion in Form 11-K of our report dated June 3, 2004 relating to the statements of net assets available for benefits of the Ameriserv Financial 401(k) Profit Sharing Plan as of December 31, 2003, and the related statements of changes in net assets available for benefits for the period October 1, 2003 (date of inception) to December 31, 2003.

/s/ Barnes, Saly & Company
Johnstown, Pennsylvania
June 24, 2004